Expense (h)(6)

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (the “Agreement”) is made as of October 25 2012, by and between Hennessy Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust set forth on Schedule A attached hereto (each a “Fund” and collectively the “Funds”), and Hennessy Advisors, Inc., each Fund’s investment adviser (the “Adviser”).

RECITALS

WHEREAS, the Adviser renders advice and services to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser, dated as of October 25, 2012, as amended or modified from time to time (the “Advisory Agreement”); and

WHEREAS, the Adviser has agreed to limit the operating expenses of the Investor Class and Institutional Class shares of the Funds as set forth on Schedule A attached hereto, pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires the Adviser to implement those limits.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES.  The Adviser agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (but not below zero) and/or reimburse other expenses of the Funds, during the period ending February 28, 2015, to the extent necessary to limit the total operating expenses of each class of shares of each Fund (exclusive of all interest, taxes, brokerage costs, dividend expenses, 12b-1 fees, acquired fund fees and expenses (as defined in Form N-1A under the Investment Company Act of 1940, as amended, or any successor form thereto), extraordinary expenses such as litigation and merger or reorganization costs and other expenses not incurred in the ordinary course of such Fund’s business), to the amount of the “Maximum Operating Expense Limit” applicable to each such class of shares as set forth across from the name of each respective class of each Fund on the attached Schedule A.

2. REIMBURSEMENT OF FEES AND EXPENSES. Each Fund agrees to pay to the Adviser the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to the Adviser pursuant to the Advisory Agreement or which have been reimbursed in accordance with Section 1 (the “Deferred Fees”), subject to the limitations provided in this Section.  Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of all interest, taxes, brokerage costs, dividend expenses, 12b-1 fees, acquired fund fees and expenses (as defined in Form N-1A under the Investment Company Act of 1940, as amended, or any successor form thereto), extraordinary expenses such as litigation and merger or reorganization costs and other expenses not incurred in the ordinary course of such Fund’s business), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) equal to or less than the “Maximum Operating Expense Limit” for each respective class of shares of the Fund, as set forth on Schedule A.  Furthermore, the amount of Deferred Fees paid by a Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of exclusive of all interest, taxes, brokerage costs, dividend expenses, 12b-1 fees, acquired fund fees and expenses (as defined in Form N-1A under the Investment Company Act of 1940, as amended, or any successor form thereto), extraordinary expenses such as litigation and merger or reorganization costs and other expenses not incurred in the ordinary course of such Fund’s business) do not exceed the above-referenced “Maximum Operating Expense Limit” for each respective class of shares of a Fund.

Deferred Fees with respect to any fiscal year of a Fund shall not be payable by the Fund to the extent that the amounts payable by the Fund pursuant to the preceding paragraph during the period ending three years after the end of such fiscal year are not sufficient to pay such Deferred Fees.  In no event will a Fund be obligated to pay any fees waived or deferred by the Adviser with respect to any other series of the Trust.

3. TERM.  Except with respect to Section 2 hereof, this Agreement shall be effective for the period from the date of this Agreement until February 28, 2015, at which time this Agreement shall terminate.  This Agreement shall automatically terminate upon the termination of the Advisory Agreement.

4. TERMINATION.  Except as provided in Section 3 hereof, this Agreement can only be terminated by the Board of Trustees of the Trust.

5. LIMITATION OF LIABILITY.  Notice is hereby given that this Agreement is executed by the Trust on behalf of the Funds by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Funds.

6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

* * *

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

HENNESSY ADVISORS, INC.

By:          /s/Neil J. Hennessy
Neil J. Hennessy
President and Chief Executive Officer

HENNESSY FUNDS TRUST

By:          /s/Neil J. Hennessy
Neil J. Hennessy
Chairman of the Board

SCHEDULE A

OPERATING EXPENSE LIMITS

Maximum Operating
Fund Name and Class of Shares	Expense Limit*

Hennessy Focus Fund
Investor Class	1.95%
Institutional Class	1.70%

Hennessy Large Cap Financial Fund
Investor Class	1.95%

Hennessy Small Cap Financial Fund
Investor Class	1.95%
Institutional Class	1.70%

Hennessy Technology Fund
Investor Class	1.95%
Institutional Class	1.70%

Hennessy Gas Utility Index Fund
Investor Class	0.85%

Hennessy Equity and Income Fund
Investor Class	1.08%
Institutional Class	1.08%

Hennessy Core Bond Fund
Investor Class	1.05%
Institutional Class	1.05%

*
Expressed as a percentage of a Fund’s average daily net assets.  This amount is exclusive of  all interest, taxes, brokerage costs, dividend expenses, 12b-1 fees, acquired fund fees and expenses (as defined in Form N-1A under the Investment Company Act of 1940, as amended, or any successor form thereto), extraordinary expenses such as litigation and merger or reorganization costs and other expenses not incurred in the ordinary course of such Fund’s business.